Exhibit 10(xxxv)

AMENDMENT TO EMPLOYMENT CONTRACT

MICHAEL GOULDER

Amendment to comply with Code Section 409A

THIS AMENDMENT (the “Amendment”) to the terms of employment of Michael Goulder (the “Executive”) with American Greetings Corporation (“American Greetings”), as reflected in the terms of that certain offer letter dated October 17, 2002 (the “Employment Terms”) is effective as of January 1, 2009.

WHEREAS, the Corporation desires to amend the Employment Terms to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and rulings promulgated thereunder; and

WHEREAS, the Corporation previously delegated the authority to adopt amendments to any benefit plan or agreement of the Corporation to incorporate such changes as may be necessary to comply with law, including, without limitation, Code Section 409A, to certain specified officers, including the Senior Vice President of Human Resources; provided, that no such amendment shall result in a material increase in the liability or payment obligations of the Corporation without prior approval of the Compensation and Management Development Committee of the Board of Directors of the Corporation.

NOW, THEREFORE, this Amendment shall amend the Employment Terms as set forth below:

1. Effective as of January 1, 2009, a new Section 9 shall be added to the Employment Terms to read as follows:

“9.     Compliance with Code Section 409A. Notwithstanding the other provisions set forth in this offer letter, all provisions of this offer letter and your employment reflected herein shall be construed and interpreted to comply with Code Section 409A and the regulations and rulings promulgated thereunder and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or regulations thereunder.

(a)      Definitions. The terms used in this offer letter shall have the following meaning:

(i)        “Separation from Service” shall have the meaning set forth in Treasury Regulations Section 1.409A-1(h).

(ii)       “Specified Employee” shall have the meaning set forth in Treasury Regulations Section 1.409A-1(i).

(b)      Delay of Payment for Specified Employees. Notwithstanding any provision set forth in this offer letter to the contrary, in the event the Executive is a Specified Employee as of the date of such Executive’s Separation from Service, any amounts that are subject to Code Section 409A that are payable upon the Executive’s Separation from Service shall be held for delayed payment and shall be distributed on or immediately after the date which is six months after the date of the Executive’s Separation from Service. All payments made under the terms set forth in this offer letter shall be made in installment payments in accordance with the Corporation’s normal payroll practices. The first payment made to the Executive following the six-month delay shall be equal to the first six monthly installment payments that would have commenced immediately following the Executive’s Separation from Service if the Executive had not been subject to the required six-month delay. The delayed payments shall not be adjusted for interest.

(c)        In-Kind Benefits. Any reimbursements or in-kind benefits shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that: (i) any reimbursement is for expenses incurred during the period of time specified in accordance with the terms set forth in this offer letter, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)        Amendment of Inconsistent Provisions. To the extent that any provision of the terms set forth in this offer letter are inconsistent with the requirements of Code Section 409A and the regulations and rulings promulgated thereunder, the terms set forth in this offer letter are is hereby amended to delete such inconsistent provisions.”

2.      This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

3.        Except as otherwise provided herein, the Employment Terms shall be unaffected by this Amendment.

AMERICAN GREETINGS CORPORATION

/s/Brian McGrath
By: Brian McGrath
Title: Senior Vice President, Human Resources
Date: 112-19-08
/s/Michael Goulder
Michael Goulder
Date: 12-23-08

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